EXHIBIT 4.1

              Description of Series A Convertible Preferred Stock









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                                                                       EXHIBIT A

                INTERNATIONAL PLASTICS AND EQUIPMENT CORPORATION

               DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

     Section 1.   LIQUIDATION RIGHTS.

            (a)   TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (i) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the corporation's capital stock designated to be junior to the Series A Convertible Preferred Stock, including the corporation's Common Stock, the holders of Series A Convertible Preferred Stock shall be entitled to be paid from the assets of the corporation available for distribution, an amount equal to the greater of
(A) $1.00 per share of Series A Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series A Convertible Preferred Stock) plus all dividends thereon accrued but unpaid, to and including the date full payment shall be tendered to the holders of Series A Convertible Preferred Stock with respect to such liquidation, dissolution or winding up, or (B) the amount that would have been payable to the holder of such share had all shares of Series A Convertible Preferred Stock been converted to Common Stock pursuant to Section 2(a) hereof immediately prior to such liquidation, dissolution or winding up.

                  (ii) If the assets of the corporation shall be insufficient to permit the payment in full to the holders of Series A Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the corporation available for such distribution shall be distributed ratably among the holders of Series A Convertible Preferred Stock.

            (b) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. A consolidation or merger of the corporation, or a sale of all or substantially all of the assets of the corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the corporation in a transaction in which the shareholders of the corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 1, unless in any such particular event the holders of more than sixty percent (60%) of the then outstanding shares of the Series A Convertible Preferred Stock determine that any such particular event shall not, for purposes of this Section 1, be deemed a liquidation, dissolution or winding up.

            (c) DISTRIBUTION OTHER THAN CASH. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be


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one of the amounts set forth below, the Conversion Price shall be adjusted, as of January 1, 2001, to the price set forth opposite the respective amount:

           EARNINGS BEFORE TAXES                     ADJUSTED CONVERSION PRICE

      At least $500,000 but less than                         $1.1481
                 $750,000

     At least $750,000 but less than                          $1.2353
                  $1,000,000

     At least $1,000,000 but less than                        $1.3333
                $1,500,000

     At least $1,500,000 but less than                        $1.5714
                $2,000,000

            $2,000,000 or more                                $1.8889


            (d)   ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                  (i) SPECIAL DEFINITIONS. For purposes of this Section 2(d), the following definitions shall apply:

                          (A) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                          (B) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series A Convertible Preferred Stock was first issued.

                          (C) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Convertible Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                          (D) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 2(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than the following (collectively, "Excluded Shares"):

                                 (I) shares of Common Stock issued or issuable upon conversion of shares of Series A Convertible Preferred Stock or as a dividend or distribution to holders of Series A Convertible Preferred Stock; or


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                                 (II)  shares of Common Stock issued or issuable
            upon exercise or conversion of Options or Convertible Securities outstanding on the Original Issue Date; or

                                 (III)  shares of Common Stock issued or
            issuable to officers, employees or directors of, or consultants to, the corporation pursuant to a stock purchase or option plan or other employee stock bonus arrangement approved by the Board of Directors; or

                                 (IV)   shares of Common Stock issued or
            issuable pursuant to warrants issued in connection with the establishment of credit facilities for the corporation (including, without limitation, in connection with equipment leasing arrangements); or

                                  (V)   shares of Common Stock issued or
            issuable in connection with the acquisition by the corporation of another corporation or other business by a merger, the purchase of all or substantially all of the assets of such corporation or other business or a similar transaction; or

                                  (VI)  shares of Common Stock or Convertible
            Securities issued with the consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Convertible Preferred Stock.

            (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is convertible shall be made, by adjustment in the Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise: (i) unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock or, (ii) if prior to such issuance, the corporation receives written consents from the holders of sixty percent (60%) of the then outstanding shares of Series A Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

            (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK

                   (A) OPTIONS AND CONVERTIBLE SECURITIES. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on


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     the date of and immediately prior to such issue, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                       (I) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities and, upon the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect shall be adjusted to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock that was issuable thereunder shall no longer be deemed to be outstanding;

                       (II) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                 (B) STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND SUBDIVISIONS. In the event the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                       (I) in the case of any such dividend or distribution, as of the time of actual payment of such dividend or distribution, or

                 (II) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

                 (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.


                       (A) In the event the corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to
     Section 2(d)(iii)(B), which event is dealt with in Section 2(d)(vi) hereof), without consideration or for a consideration per share


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     less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus
     (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus
     (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

                       (B) For the purposes of Section 2(d)(iv)(A) hereof, (i) all shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock outstanding immediately prior to any issue of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding; and (ii) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 2(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

               (v)     DETERMINATION OF CONSIDERATION. For purposes of this
Section 2(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                       (A)   CASH AND PROPERTY.  Such consideration shall:

                             (I)   insofar as it consists of cash, be
              computed at the aggregate amounts of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                             (II) insofar as it consists of property other than
              cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                             (III) in the event Additional Shares of Common
              Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                       (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained


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     therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                       (vi) ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK.

                       (A)   STOCK DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS.
     In the event the corporation shall issue Additional Shares of Common Stock pursuant to Section 2(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                       (B) COMBINATIONS OR CONSOLIDATIONS. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (e) NO IMPAIRMENT. The corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Convertible Preferred Stock against impairment.

          (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any affected holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Series A Convertible Preferred Stock.

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          (g)     NOTICES OF RECORD DATE. In the event of any taking by the
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the corporation shall mail to each holder of Series A Convertible Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h) COMMON STOCK RESERVED. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all convertible Series A Convertible Preferred Stock.

          (i) CERTAIN TAXES. The corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Series A Convertible Preferred Stock; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series A Convertible Preferred Stock.

          (j) CLOSING OF BOOKS. The corporation shall at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock, in any manner which interferes with the timely conversion of transfer of such Series A Convertible Preferred Stock.

     Section 3.    VOTING RIGHTS.

          Except as otherwise provided herein or required by law or by the provisions establishing any other series of Preferred Stock, the holders of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting and shall vote, together with the holders of Common Stock and the holders of any other series of Preferred Stock, as one class upon any matter submitted to the stockholders for a vote. Holders of Series A Convertible Preferred Stock shall have that number of votes per share of Series A Convertible Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Series A Convertible Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

     Section 4.   DIVIDENDS.

     (a) Dividends shall accrue on each outstanding share of the Series A Convertible Preferred Stock, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate per annum equal to $0.05 per share (the "Series A Dividends"). Series A Dividends shall be payable only when and as declared by the Board of Directors and only out of funds legally available therefor. From time to time the Board of Directors of the corporation may declare and pay dividends or distributions on shares of the Common Stock or on any other class or series of capital stock of the corporation, but only if all

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accrued Series A Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution.

     (b) In the event the Board of Directors of the corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the corporation), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series A Convertible Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series A Convertible Preferred Stock, as would have been payable on the largest number of whole shares of Common Stock into which each share of Series A Convertible Preferred Stock held by each holder thereof if such Series A Convertible Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

     (c) In the event the Board of Directors of the corporation shall declare a dividend payable upon any class or series of capital stock of the corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series A Convertible Preferred Stock, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class convertible into Common Stock, that dividend per share of Series A Convertible Preferred Stock, as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Convertible Preferred Stock have been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Series A Convertible Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the Conversion Price then in effect.

     Section 5.    REDEMPTION

     (a) At any time on or after the earlier to occur of (i) the date on which either Charles L. Long, Jr. or Joseph Giordano, Jr. ceases to be actively involved in the operation of the corporation's business (other than by reason of his death or permanent disability) or (ii) January 1, 2007, the corporation shall, at the written request of the holders of at least sixty percent (60%) of the outstanding shares of Series A Convertible Preferred Stock, call for redemption in accordance with Section 5(b) hereof and, on each of (i) the ninetieth (90th) day after the date on which such request is made (the "Initial Redemption Date") (ii) the first anniversary of the Initial Redemption Date and
(iii) the second anniversary of the Initial Redemption Date (each, a "Redemption Date"), shall redeem for the applicable Redemption Amount (as hereinafter defined) from each holder of Series A Convertible Preferred Stock such number of shares of Series A Convertible Preferred Stock held by such holder on the initial Redemption Date. For the purposes of this Section 5, the term "Redemption Amount" means, for each share of Series A Convertible Preferred Stock to be redeemed, the sum of (A) $1.00 plus (B) an amount equal to any dividends accrued and unpaid thereon at the time of such redemption.

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     (b)    Call for redemption shall be made by the corporation by notice sent by first class mail, postage prepaid, to each holder of record of Series A Convertible Preferred Stock to be redeemed, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date set forth therein, at such holder's address as it appears on the books of the corporation. Such notice shall set forth (i) the Redemption Date and the place of redemption, and (ii) the Redemption Amount per share and the aggregate Redemption Amount to be paid with respect to the shares to be redeemed. The corporation shall be obligated to redeem shares of Series A Convertible Preferred Stock in accordance with Section 5(a) hereof whether or not any notice of redemption is given as required herein. If before the close of business on the relevant Redemption Date any holder of record of Series A Convertible Preferred Stock shall have surrendered any shares of Series A Convertible Preferred Stock for conversion pursuant to Section 2 hereof, the corporation shall credit against the number of shares of Series A Convertible Preferred Stock otherwise required to be redeemed from such holder, and shall not redeem, the number of shares of Series A Convertible Preferred Stock which had been converted by such holder on or before such Redemption Date and which had not previously been credited against any redemption.

     (c) If, on or before any Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of Series A Convertible Preferred Stock to be redeemed pursuant to Section 5(a) hereof, then, whether or not any certificates for such shares of Series A Convertible Preferred Stock to be redeemed have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after the Redemption Date, and all rights of holders of such shares shall on the Redemption Date, cease and terminate, excepting only the right to receive the full Redemption Amount therefor to which they are entitled, but without interest. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the corporation at the time unclaimed amounts are paid to it. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise, subsequent to the date of such deposit, of the right of conversion of any shares, or otherwise, shall be returned to the corporation forthwith.

     (d) If the corporation for any reason fails to redeem any shares of Series A Convertible Preferred Stock in accordance with Section 5(a) hereof on or prior to the Redemption Dates specified therein, then the corporation may not incur any indebtedness for money borrowed (unless the proceeds of such incurrence of indebtedness are used to make all overdue redemptions) or borrow or reborrow any amounts under any lines of credit which it may than have outstanding, without the prior written consent of the holders of not less than sixty percent (60%) of the then outstanding shares of Series A Convertible Preferred Stock; provided, however, that the corporation may incur indebtedness for money borrowed or borrow or reborrow any amounts under any outstanding lines of credit without the aforesaid approval if (i) the proceeds of such borrowing are intended to be, and are in fact, used to pay obligations of the corporation arising in the ordinary course of business as they become due and payable or otherwise to maintain the operations of the corporation at the then current level and not to expand the operations of the corporation in any respect, whether through expansion or


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enhancement of, or additions to, the corporation's then current product line, facilities, equipment, other capital assets or workforce, or otherwise, (ii) the corporation provides prior written notice of such borrowing to all holders of Series A Convertible Preferred Stock, which notice shall include a statement of the intended use of the proceeds of such borrowing and (iii) promptly upon request therefor, the corporation shall provide to any holder of Series A Convertible Preferred Stock a certificate signed by the President and the Chief Financial Officer of the corporation certifying as to the allocation and use of the proceeds of such borrowing.

     (e) If the funds of the corporation legally available for redemption of shares of the corporation's capital stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Convertible Preferred Stock required to be redeemed on such Redemption Date, those funds which are legally available will be used to redeem the maximum number of whole shares of Series A Convertible Preferred Stock, pro rata from among all holders of Series A Convertible Preferred Stock on the basis of the full aggregate redemption amount then payable by the corporation to each such holder on such Redemption Date. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of such shares of Series A Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares and of such shares of Series A Convertible Preferred Stock, or such portion of each, pro rata, for which funds are then legally available.

     Section 6.   COVENANTS

     As long as any of the Series A Convertible Preferred Stock shall be issued and outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the shares of Series A Convertible Preferred Stock then outstanding:

     (a) alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Convertible Preferred Stock;

     (b) create any new class or series of shares having preferences over, or being on parity with, any outstanding shares of Series A Convertible Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation having any preference or priority as to dividends or assets superior to any such preference or priority of any outstanding shares of the Series A Convertible Preferred Stock;

     (c) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of the corporation's equity securities; provided, however, that this restriction shall not apply to the redemption of shares of Series A Convertible Preferred Stock in accordance with their terms or the repurchase of shares of Common Stock or any other equity securities of the corporation ranking junior to the Series A Convertible Preferred Stock from employees, officers, directors, consultants or other persons performing services for the


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corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

     (d) reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or assets superior to, or on a par with, any such preference or priority of the Series A Convertible Preferred Stock; or

     (e) effect any sale or other disposition (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets of the corporation, any liquidation, dissolution or winding up of the corporation, or any consolidation or merger involving the corporation (other than a merger or consolidation in which the corporation is the surviving entity or in which the shareholders of the corporation immediately prior to the transaction possess more than fifty percent (50%) of the voting securities of the surviving entity (or parent, if any) immediately after such transaction).

     Section 7.   NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK.

            No share or shares of Series A Convertible Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue.

     Section 8.   PRIORITY WITH RESPECT TO CERTAIN RIGHTS.

            The Series A Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to (i) all outstanding shares of Common Stock, and (ii) all outstanding classes and series of capital stock of the corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series A Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the corporation.




PABOS2:WEK:301058_2




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